Exhibit 4.1


          PLAN SPECIFICATIONS FOR KONINKLIJKE PHILIPS ELECTRONICS N.V.
                        NONQUALIFIED STOCK PURCHASE PLAN

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PLAN ITEM                         SPECIFICATIONS
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Plan Name                         Koninklijke Philips Electronics N.V.
                                  Nonqualified Stock Purchase Plan

Effective Date                    August 1, 2000

DEFINITIONS

   "Affiliate"                    Present or future subsidiary corporation of
                                  the Company, where the Company owns
                                  directly or indirectly at least 50% of the subsidiary corporation.

   "Board"                        Board of Management of the Company

   "Closing Price"                Last trade of Common Shares on the NYSE for a
                                  Trading Date.

   "Code"                         Internal Revenue Code of 1986, as amended.

   "Committee"                    Committee of not less than 3, nor more than
                                  5 members appointed by the Board or its
                                  designee and responsible for administration of the Plan.

   "Common Shares"                Common shares of Koninklijke Philips
                                  Electronics N.V.

   "Company"                      Koninklijke Philips Electronics N.V.

   "Contribution Account"         A participant's accumulated
                                  payroll deductions in a Participation
                                  Period.

   "Disability"                   Participant leaves active employment of
                                  Employer on account of a condition that
                                  would be treated as a total and permanent disability under Code section 22(e)(3).

   "Earnings"                     Earnings include a Participant's cash
                                  compensation received during the Participation
                                  Period from salary and wages.
                                  o     Salary and wages include overtime pay,
                                        bonuses (except as provided below),
                                        holiday pay, vacation pay, and short-
                                        term disability payments.
                                  o     Earnings include salary deferrals
                                        pursuant to Code sections 125 and
                                        401(k).
                                  o     Earnings exclude bonuses exceeding
                                        100% of a participant's annual base
                                        salary in effect at the time bonuses
                                        are paid. Earnings also do not
                                        include expense reimbursements,
                                        deferred compensation, lump sum
                                        severance payments, stock options,
                                        money received for declining medical
                                        or dental coverage, patent


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                                        and similar awards, distributions from
                                        any long-term incentive plan,
                                        perquisites, long-term disability
                                        payments, payments made from an Accident and Sickness program, or any long-term key employee compensation program.

   "Eligible Employee"            Each U.S. based salaried or hourly Full-time
                                  Employee other than an Excluded Employee who is employed by an Employer. For purposes of this Plan, the term "employee" includes only persons treated as such on the Employer's payroll and personnel records at the time such determination is made. Persons treated by the Employer as contingent workers (including independent contractors, third-party payroll workers, employees of consulting firms and temporary help agencies, even if leased employees within the meaning of Section
                                  414(n)(2) of the Code) at the time of the determination of the person's status are specifically excluded. Eligibility status at the time of a determination of a person's employment status shall not be changed as a result of the retroactive re-classification of the person's employment status. Therefore, notwithstanding anything else herein to the contrary, any person treated as a contingent worker on the payroll and personnel records of the Employer at the time the determination is made shall in no event be retroactively eligible for participation in the plan during the period covered by such determination.

   "Employer"                     Employers may include the Company and each
                                  subsidiary which adopts the Plan for the benefit of its Eligible Employees with the approval of the Board. As of August 1, 2000, the following will be Employers:
                                  o     U.S. Philips Corporation
                                  o     Philips Holding USA Inc.
                                  o     Philips Electronics North America
                                        Corporation
                                  o     Philips Semiconductors Inc.

   "Excluded Employee"            A Level 1, 2 or 3 executive of any Employer.

   "Exercise Date"                Last Trading Date of the applicable
                                  Participation Period.

   "Exercise Price"               Lesser of:
                                  o     85 percent of the Closing Price on the
                                        first Trading Date of the applicable
                                        Participation Period; or
                                  o     85 percent of the Closing Price on the
                                        Exercise Date of the applicable
                                        Participation Period.

   "Full-time Employee"           Any employee scheduled to work at least 1,000
                                  hours per calendar year.

   "NYSE"                         New York Stock Exchange

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   "Participant"                  An Eligible Employee who has enrolled in
                                  the Plan pursuant to procedures set out in the Plan.

   "Participation Period"         Each three-month period beginning
                                  each January 1, April 1, July 1 and October
                                  1, with the exception of the first
                                  Participation Period which will consist of the two-month period beginning August 1, 2000.

   "Retirement"                   Termination of employment on or after the
                                  first day of the month in which Participant commences a retirement benefit.

   "Trading Date"                 Each date on which stocks in the United States
                                  are traded on the NYSE.

   "Share Purchase Right"         Right to apply the cash
                                  balance in each Eligible Employee's
                                  Contribution Account to the purchase of
                                  Common Shares in accordance with the terms of the Plan.

PARTICIPATION

   Eligibility                    Each Eligible Employee may become a
                                  Participant on the first day of the month following 30 days of full-time employment, except that Eligible Employees covered by a collective bargaining agreement (Union
                                  Employees) will be eligible upon acceptance of the plan offering by their respective union leadership.

   Enrollment                     Subject to the other terms and conditions
                                  of the Plan, each Eligible Employee may
                                  enroll as a Participant upon attaining
                                  eligibility.
                                  o     As part of enrollment, each Eligible
                                        Employee shall authorize payroll
                                        deduction from Earnings.
                                  o     Enrollment and payroll deduction shall
                                        remain in effect for subsequent
                                        Participation Periods, unless changed by the Eligible Employee or otherwise limited under the terms of the Plan.
                                  o     Payroll deduction percent changes may be
                                        made at any time during the
                                        Participation Period. See TERMINATION OF
                                        PARTICIPATION section below for further
                                        information on a voluntary
                                        discontinuance of deductions.

   Re-hire A person who returns to active employment with an Employer as an Eligible Employee following termination of employment, retirement or Disability may re-enroll in the Plan on the first day of the month following 30 days of full-time employment. An Eligible Employee who has voluntarily discontinued payroll deductions may re-enroll in the Plan at any time.

TERMINATION OF PARTICIPATION

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   Voluntary                      Participants may discontinue payroll
   Discontinuance                 deductions for a Participation Period by
                                  requesting a change to zero payroll
                                  deductions. Following such discontinuance, the
                                  Participant may sell the Common Shares held in the Contribution Account. Any balance in the Participant's Contribution Account at the end of the Participation Period shall be used to purchase Common Shares on the Exercise Date for the Participation Period in which the voluntary discontinuance occurs. Following such discontinuance, the Participant may sell the Common Shares held in the Contribution
                                  Account.

   Employment Termination         Except for Retirement, death, Disability or
                                  layoff, a Participant who terminates
                                  employment with the Company and its Affiliates during a Participation Period will be deemed to have discontinued Plan participation on the first day of such Participation Period. Any balance in the Participant's Contribution
                                  Account at the time that the employment
                                  termination is effective shall be refunded without interest to the Participant by the 15th day of the month following the month of termination.

   Retirement                     Payroll deductions cease at Retirement. The
                                  balance credited to the Participant's
                                  Contribution Account shall be used to
                                  purchase Common Shares on the Exercise Date of the Participation Period in which Retirement occurs.

   Death If the Participant dies during the Participation Period, the balance credited to the Participant's Contribution Account shall be used to purchase Common Shares on the Exercise Date of the Participation Period in which the Participant died. The Common Shares shall be paid to the Participant's estate within 30 days following the Exercise Date.

   Disability                     Payroll deductions cease at Disability. The
                                  balance credited to the Participant's
                                  Contribution Account shall be used to
                                  purchase Common Shares on the Exercise Date for the Participation Period in which Disability occurs.

   Unpaid Leave of Absence        Payroll deductions cease
                                  when the Participant begins an unpaid leave of absence. The balance credited to the Participant's Contribution Account shall be used to purchase Common Shares on the Exercise Date for the Participation Period in which the unpaid leave of absence begins.

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   Transfer to                    Payroll deductions cease when the Participant
   Nonparticipating Affiliate     transfers from an Employer to a
                                  nonparticipating Affiliate. The balance
                                  credited to the Participant's Contribution
                                  Account at the time of such transfer shall be used to purchase Common Shares on the Exercise
                                  Date for the Participation Period in which the transfer occurs.

   Sale of Shares                 A participant may sell any shares in the Plan
                                  at any time without restriction with the following limitation on future participation:
                                  If a Participant sells Common Shares, or transfers Common Shares to an account outside the Plan, within 12 months after the Exercise
                                  Date on which the Common Shares were acquired by the Contribution Account under this Plan, the Participant shall be suspended from making further payroll deductions for the subsequent two full Participation Periods after the sale or transfer is completed. Such suspension shall not apply to a sale or transfer of Common Shares purchased with dividends, which may be sold or transferred at any time without restrictions. To begin making payroll deductions after the expiration of the suspension period, the Participant must re-enroll in accordance with procedures established by the Committee.

AVAILABLE SHARES

   Authorized Shares              Initially, 1,000,000 Common Shares
                                  shall be available for purchase under the Plan. Such shares will be authorized and issued Common Shares held in the Company's treasury or acquired by the Company for the purposes of the Plan.

                                  If the total number of Common Shares to be purchased on an Exercise Date exceeds the maximum number of shares available for the Participation Period, the balance credited to the Participant's Contribution Account shall be refunded without interest to the Participant by the 30th of the month following the end of the Participation Period in which the shortfall occurs.

   Changes in Capitalization      Common Shares available under the Plan and the
                                  Exercise Price may be adjusted by the Board to reflect any increase or decrease in the number of issued Common Shares resulting from any subdivision or consolidation of shares, the payment of any stock dividend, or other increases or decreases in the number of outstanding Common Shares effected without the receipt of consideration. Adjustments shall be made in the sole discretion of the Board, whose decision shall be final and binding.



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   Dissolution, Merger, and       Upon dissolution or liquidation of the Company
   Consolidation                  or upon a merger or consolidation of the
                                  Company or a subsidiary or division of the Company in which the Company or the relevant subsidiary or division is not the surviving corporation, each Participant who holds Share
                                  Purchase Rights under the Plan shall be
                                  entitled to receive at the next Exercise Date the same cash, securities, and/or property which a holder of Common Shares was entitled to upon and at the time of such transaction.
                                  The Board shall take whatever action is deemed reasonably necessary to assure that
                                  Participants receive the benefits described here.

PURCHASING SHARES

   Accounts Payroll deductions authorized by the Participant shall be credited to the Participant's Contribution Account, without interest. The Contribution Account will be maintained by the Plan's outside administrator. Amounts credited to the Participant's Contribution Account as of an Exercise Date shall be used to purchase Common Shares for the Participant on the Exercise Date at the Exercise Price. Any dividends will be reinvested annually (after withholding of applicable Dutch tax) into the Participant's Contribution Account and the net amount (after withholding tax) used to purchase additional Common Shares at the prevailing market price. Dividends are first declared in euros, but will be paid to participants in U.S. dollars converted at the rate of exchange on the Amsterdam Stock Exchange at the close of business on a date announced by the Company (which is typically the day preceding the Annual General Meeting of the Company's Shareholders).

   Contributions                  Any whole percentage between 1 percent and
                                  10 percent of Earnings. No Eligible
                                  Employee shall be permitted to contribute more than a total of $20,000 to his Contribution Account for all Participation
                                  Periods during the calendar year. The
                                  Committee will establish procedures for
                                  making changes in the level of payroll
                                  deductions.

   Share Certificates             As soon as reasonably practicable following
                                  each Exercise Date, Common Shares purchased under this Plan shall be credited to an account in the Participant's name with the Plan's outside administrator designated by the Committee. Physical delivery of stock certificates to the Participant is not required, but is permitted upon payment of a fee, which is subject to change.



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AMENDMENT AND TERMINATION

   Amendment                      The Company, the Board, or the Committee may
                                  amend the Plan. However, no amendment may:
                                  o     Increase the aggregate number of Common
                                        Shares which may be issued under the
                                        Plan without approval from the Board; or
                                  o     Add new Employers without the approval
                                        of the Board or delete participation by
                                        an Employer without the approval of
                                        either the Board or the affected
                                        Employer.

   Termination                    The Company, the Board, or the Committee may
                                  suspend or terminate the Plan at any time. If the Plan is suspended or terminated, the Committee shall give notice to affected
                                  Participants, terminate all payroll deduction and, at its discretion, apply any balances remaining in the Contribution Accounts to the purchase of Common Shares or pay Participants any balances (without interest) remaining in their Contribution Accounts as soon as practicable following the termination of the Plan.





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GENERAL PROVISIONS

   Administration                 The Committee shall be responsible for the
                                  administration of the Plan. The Committee shall have full authority to administer the Plan (except the power to designate an Affiliate as an Employer) including authority to:
                                  o     Establish rules and procedures for Plan
                                        administration not inconsistent with the terms of the Plan document;
                                  o     Interpret terms and provisions of the
                                        Plan;
                                  o     Determine all questions arising under
                                        the Plan, including correction of any
                                        defect, omission or inconsistency of the Plan;
                                  o     Amend or terminate the Plan, including
                                        amending the Plan to reflect changes in
                                        applicable law; and
                                  o     Delegate administrative responsibilities
                                        under the Plan, including the
                                        responsibility to keep records of
                                        individual benefits, but not its power
                                        to amend or terminate the Plan.

   Rights not Transferable        Participants may not transfer Share Purchase
                                  Rights granted under the Plan, except by will or by the laws of descent and distribution. No
                                  Share Purchase Right shall be subject to execution, attachment, or similar process. Any attempt to assign, transfer, attach, or otherwise dispose of any Share Purchase Right shall be null and void and may be treated, at the discretion of the committee, as notice of Voluntary Discontinuance. Share Purchase
                                  Rights may be exercised only by the
                                  Participant or by the Participant's legal representative during the Participant's lifetime.

   Shareholder Rights             Participants do not have any rights
                                  of shareholders with respect to Common
                                  Shares issuable pursuant to the Share
                                  Purchase Rights granted under the Plan
                                  until a certificate is issued to the
                                  Participant or the transfer agent for the Common Shares reflects the Participant's ownership in its ledger or other appropriate record of stock ownership.

   No Contract of                 Nothing in the Plan shall be deemed to give
   Employment                     any Eligible Employee the right to be retained
                                  in the service of the Company or any Employer, or to interfere in any way with the right of the Company or any Employer or to discharge or retire any Eligible Employee at any time.

   Tax Withholding                Taxable income attributable to
                                  the discount and appreciation will be
                                  subject to income tax, FICA and other
                                  applicable withholding and such amounts
                                  will be deducted from the Participant's
                                  next available paycheck following the
                                  purchase of Common Shares. Alternative
                                  withholding arrangements may be made in
                                  unusual circumstances.

   Application of Funds           Proceeds received by the Company from the sale
                                  of Common Shares will be available and used for general corporate purposes.

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   Applicable Law                 The obligation to sell and deliver Common
                                  Shares shall be subject to all applicable laws, regulations, rules and approvals, including, but not limited to, effectiveness of a registration statement under the Securities Act of 1933, if deemed necessary or appropriate by the Company. Certificates of Common Shares issued hereunder may be legended, as the Company deems appropriate.

                                  Questions relating to the validity,
                                  construction, and administration of the
                                  Plan shall be determined under the laws of the State of New York.

   Severability                   If a provision of the Plan is deemed
                                  illegal or invalid, the illegality or
                                  invalidity shall not affect the remaining parts of the Plan. The Plan shall be construed and enforced as if the illegal or invalid provision had not been included in the Plan.

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